Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports 2025

First Quarter Financial Results

First Quarter 2025 Highlights:

●	Total revenue increased 17% to $179.7 million

●	Net loss available to stockholders improved $5.1 million to $0.04 million

●	Adjusted EBITDA increased 39% to $30.0 million

●	Lindblad segment net yield per available guest night increased 25% to $1,521

●	Occupancy increased to 89% from 76%

NEW YORK, May 6, 2025 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the first quarter ended March 31, 2025.

Natalya Leahy, Chief Executive Officer, said “We delivered outstanding results in Q1, and I couldn’t be more proud of our team. With 89% occupancy and a historically high yield of $1,521 we’ve set a powerful tone for the year ahead.

As we navigate a complex macroeconomic environment, we remain cautiously optimistic that our guests will continue to prioritize meaningful experiences. Our focus stays firmly on the elements within our control: delivering exceptional adventure experiences, optimizing revenue, innovating around cost efficiency, and investing in long-term growth. With this continued consistent approach, I’m confident will delight our guests and our shareholders alike.”

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $179.7 million increased $26.1 million, or 17%, as compared to the same period in 2024. The increase was driven by a $12.8 million increase at the Lindblad segment and a $13.3 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $131.1 million increased $12.8 million, or 11%, compared to the first quarter a year ago primarily due to a 25% increase in net yield per available guest night to $1,521 driven by higher pricing and an increase in occupancy to 89% from 76% in the first quarter a year ago.

Land Experiences tour revenues of $48.6 million increased $13.3 million, or 38%, compared to the first quarter a year ago primarily due to operating additional trips and higher pricing. The Land Experiences segment also includes a full quarter of results for Wineland-Thomson Adventures, which was acquired during the third quarter of 2024.

Net Income

Net loss available to stockholders for the first quarter was $0.04 million, $0.00 per diluted share, as compared with a net loss available to stockholders of $5.1 million, $0.10 per diluted share, in the first quarter of 2024. The $5.1 million improvement primarily reflects the higher operating results, a $1.5 million tax benefit versus a $0.2 million tax expense and a $0.5 million gain on foreign currency versus a $0.2 million loss in the first quarter a year ago.

   Adjusted EBITDA

First quarter Adjusted EBITDA of $30.0 million increased $8.4 million as compared to the same period in 2024 driven by a $5.9 million increase at the Lindblad segment and $2.5 million at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $26.3 million increased $5.9 million as compared to the same period in 2024, primarily due to increased tour revenues, partially offset by increased marketing spend to drive long-term growth initiatives and higher general and administrative costs.

Land Experiences segment Adjusted EBITDA of $3.7 million increased $2.5 million as compared to the same period in 2024, due to increased tour revenues and the addition of Wineland-Thomson Adventures, which was acquired during the third quarter of 2024, partially offset by increased operating and personnel costs and higher marketing spend to drive future growth.

	For the three months ended March 31,
(In thousands)	2025	2024	Change	%
Tour revenues:
Lindblad	$131,108	$118,303	$12,805	11%
Land Experiences	48,613	35,311	13,302	38%
Total tour revenues	$179,721	$153,614	$26,107	17%
Operating income:
Lindblad	$8,387	$7,783	$604	8%
Land Experiences	2,227	67	2,160	NM
Operating income	$10,614	$7,850	$2,764	35%
Adjusted EBITDA:
Lindblad	$26,320	$20,472	$5,848	29%
Land Experiences	3,662	1,134	2,528	223%
Total adjusted EBITDA	$29,982	$21,606	$8,376	39%

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $235.2 million as of March 31, 2025, as compared with $216.1 million as of December 31, 2024. The increase primarily reflects $48.4 million in cash from operations due primarily to increased bookings for future travel, which was partially offset by $29.0 million in cash used in the purchasing property and equipment and the addition of the National Geographic Delfina and the National Geographic Gemini.

As of March 31, 2025, the Company had a total debt position of $635.0 million and was in compliance with all of its applicable debt covenants.

 2025 OUTLOOK

The Company’s current expectations for the full year 2025 are as follows

●	Tour revenues of $700 - $750 million

●	Adjusted EBITDA of $100 - $112 million

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of April 30, 2025, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of April 30, 2025, there were 54.7 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on May 6, 2025, to discuss the earnings of the Company. The conference call can be accessed by dialing 1-800-715-9871 (United States), 1-646-307-1963 (International).

The Access Code is 2974921. A replay of the call will be available at the Company's investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the "Company") is a leader in global expedition travel, offering immersive, educational journeys that span all seven continents through its six pioneering brands. Driven by a passion for the planet and the belief that there is always more to be discovered, the Company leads travelers to the farthest reaches of the world with an expansive portfolio of ship- and land-based expeditions. In collaboration with National Geographic, Lindblad Expeditions operates and sells the National Geographic-Lindblad Expeditions co-brand, which offers ship-based voyages that allow guests to explore remote destinations alongside scientists and naturalists, and with state-of-the-art exploration tools. In addition to its renowned modern expedition cruises, the Company's award-winning land-based brands—Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling + Adventure Co., Classic Journeys, and Wineland-Thomson Adventures—provide extraordinary wildlife, cultural, and adventure-focused experiences. Together, these brands connect travelers with some of the planet's most inspiring natural and cultural landscapes, fostering a deep appreciation for the world.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, and the Company's commitment to responsible exploration, visit investors.expeditions.com.

   Forward Looking Statements

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's financial projections and may also generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:(i) adverse general economic factors, including the impact of geopolitical, macroeconomic conditions, tariffs, changes in trade policies or capital markets volatility, that decrease the level of disposable income of consumers or consumer confidence and negatively impact the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages, the denial and/or unavailability of ports of call and other potential disruptions to our business and operations related to health pandemics, political or civil unrest, war, terrorism, or other similar events; (iii) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general;  (iv) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (v) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vi) unscheduled disruptions in our business due to civil unrest, travel restrictions, weather events, mechanical failures, pandemics or other events; (vii) management of our growth and our ability to execute on our planned growth, including our ability to successfully integrate acquisitions; (viii) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xi) the impact of material litigation, enforcement actions, claims, fines or penalties on our business; (xii) the impact of severe or unusual weather conditions, including climate change, on our business; (xiii) adverse publicity regarding the travel and cruise industry in general; (xiv) loss of business due to competition; (xv) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xvi) the result of future financing efforts; and (xvii) those risks described in the Company's filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company's performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company's website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$188,854	$183,941
Restricted cash	46,370	32,202
Prepaid expenses and other current assets	60,608	62,290
Total current assets	295,832	278,433

Property and equipment, net	531,540	518,390
Goodwill	59,198	59,031
Intangibles, net	15,281	15,923
Other long-term assets	6,978	5,128
Total assets	$908,829	$876,905

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$354,856	$318,666
Accrued expenses	53,479	58,054
Accounts payable	10,686	13,860
Lease liabilities - current	1,497	1,845
Long-term debt - current	19	29
Total current liabilities	420,537	392,454

Long-term debt, less current portion	626,349	625,425
Deferred tax liabilities	2,134	3,537
Other long-term liabilities	917	1,024
Total liabilities	1,049,937	1,022,440

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	79,359	78,155
Redeemable noncontrolling interests	31,756	29,424
	111,115	107,579

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 54,699,422 and 54,507,977 issued, 54,567,599 and 54,376,154 outstanding as of March 31, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	113,193	109,473
Accumulated deficit	(365,716)	(362,881)
Accumulated other comprehensive income	294	288
Total stockholder’s deficit	(252,223)	(253,114)
Total liabilities, mezzanine equity and stockholders’ deficit	$908,829	$876,905

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	For the three months ended March 31,
	2025	2024

Tour revenues	$179,721	$153,614

Operating expenses:
Cost of tours	92,848	84,453
General and administrative	32,722	27,236
Selling and marketing	28,242	22,758
Depreciation and amortization	15,295	11,317
Total operating expenses	169,107	145,764

Operating income	10,614	7,850

Other (expense) income:
Interest expense, net	(11,630)	(11,585)
Gain (loss) on foreign currency	542	(239)
Other (expense) income	(1)	8
Total other expense	(11,089)	(11,816)

Loss before income taxes	(475)	(3,966)
Income tax (benefit) expense	(1,486)	244

Net income (loss)	1,011	(4,210)
Net loss attributable to noncontrolling interest	(150)	(231)
Net income (loss) attributable to Lindblad Expeditions Holdings, Inc.	1,161	(3,979)
Series A redeemable convertible preferred stock dividend	1,204	1,136

Net loss available to stockholders	$(43)	$(5,115)

Weighted average shares outstanding
Basic	54,623,008	53,372,171
Diluted	54,623,008	53,372,171

Undistributed loss per share available to stockholders:
Basic	$(0.00)	$(0.10)
Diluted	$(0.00)	$(0.10)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2025	2024
Cash Flows From Operating Activities
Net income (loss)	$1,011	$(4,210)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,295	11,317
Amortization of deferred financing costs and other, net	924	927
Amortization of right-to-use lease assets	440	417
Stock-based compensation	3,727	2,116
Deferred income taxes	(1,395)	474
(Gain) loss on foreign currency	(542)	239
Changes in operating assets and liabilities
Prepaid expenses and other current assets	2,796	(5,236)
Unearned passenger revenues	36,190	38,591
Other long-term assets	(875)	52
Accounts payable and accrued expenses	(8,717)	(331)
Operating lease liabilities	(455)	(440)
Net cash provided by operating activities	48,399	43,916

Cash Flows From Investing Activities
Purchases of property and equipment	(13,415)	(6,468)
Acquisition (net of cash acquired)	(15,582)	-
Net cash used in investing activities	(28,997)	(6,468)

Cash Flows From Financing Activities
Repayments of long-term debt	(10)	(13)
Payment of deferred financing costs	-	(17)
Repurchase under stock-based compensation plans and related tax impacts	(317)	(592)
Net cash used in by financing activities	(327)	(622)
Effect of exchange rate changes on cash	6	-
Net increase in cash, cash equivalents and restricted cash	19,081	36,826
Cash, cash equivalents and restricted cash at beginning of period	216,143	187,344

Cash, cash equivalents and restricted cash at end of period	$235,224	$224,170

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$12,261	$12,320
Income taxes	416	91
Non-cash investing and financing activities:
Non-cash preferred stock deemed dividend	1,204	1,136

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated

Consolidated	For the three months ended March 31,
	2025	2024
Net income (loss)	$1,011	$(4,210)
Interest expense, net	11,630	11,585
Income tax (benefit) expense	(1,486)	244
Depreciation and amortization	15,295	11,317
Loss (gain) loss on foreign currency	(542)	239
Stock-based compensation	3,727	2,116
Transaction-related costs	346	323
Other (income) expense	1	(8)
Adjusted EBITDA	$29,982	$21,606

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment	For the three months ended March 31,
	2025	2024
Operating income	$8,387	$7,783
Depreciation and amortization	14,060	10,482
Stock-based compensation	3,727	2,116
Transaction-related costs	146	91
Adjusted EBITDA	$26,320	$20,472

Land Experiences Segment	For the three months ended March 31,
	2025	2024
Operating income	$2,227	$67
Depreciation and amortization	1,235	835
Transaction-related costs	200	232
Adjusted EBITDA	$3,662	$1,134

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2025	2024
Net cash provided by operating activities	$48,399	$43,916
Less: purchases of property and equipment	(13,415)	(6,468)
Free Cash Flow	$34,984	$37,448

	For the three months ended March 31,
	2025	2024
Available Guest Nights	75,325	85,954
Guest Nights Sold	66,974	64,963
Occupancy	89%	76%
Maximum Guests	9,604	9,714
Number of Guests	8,543	7,508
Voyages	121	122

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended March 31,
	2025	2024
Guest ticket revenues	$112,649	$103,017
Other tour revenue	18,459	15,286
Tour Revenues	131,108	118,303
Less: Commissions	(5,621)	(5,374)
Less: Other tour expenses	(10,889)	(8,152)
Net Yield	$114,598	$104,777
Available Guest Nights	75,325	85,954
Gross Yield per Available Guest Night	$1,741	$1,376
Net Yield per Available Guest Night	1,521	1,219

	For the three months ended March 31,
	2025	2024
Operating income	$8,387	$7,783
Cost of tours	64,823	62,379
General and administrative	21,131	18,769
Selling and marketing	22,707	18,890
Depreciation and amortization	14,060	10,482
Less: Commissions	(5,621)	(5,374)
Less: Other tour expenses	(10,889)	(8,152)
Net Yield	$114,598	$104,777

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross and Net Cruise Cost	For the three months ended March 31,
	2025	2024
Cost of tours	$64,823	$62,379
Plus: Selling and marketing	22,707	18,890
Plus: General and administrative	21,131	18,769
Gross Cruise Cost	108,661	100,038
Less: Commissions	(5,621)	(5,374)
Less: Other tour expenses	(10,889)	(8,152)
Net Cruise Cost	92,151	86,512
Less: Fuel Expense	(7,309)	(8,751)
Net Cruise Cost Excluding Fuel	84,842	77,761
Non-GAAP Adjustments:
Stock-based compensation	(3,727)	(2,116)
Transaction-related costs	(146)	(91)
Adjusted Net Cruise Cost Excluding Fuel	$80,969	$75,554
Adjusted Net Cruise Cost	$88,278	$84,305
Available Guest Nights	75,325	85,954
Gross Cruise Cost per Available Guest Night	$1,443	$1,164
Net Cruise Cost per Available Guest Night	1,223	1,006
Net Cruise Cost Excluding Fuel per Available Guest Night	1,126	905
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,075	879
Adjusted Net Cruise Cost per Available Guest Night	1,172	981

Reconciliation of 2025 Adjusted EBITDA guidance:

(In millions)	Full Year 2025
Income before income taxes	$(21)	to	$(2)
Depreciation and amortization	59	to	56
Interest expense, net	44	to	44
Stock-based compensation	15	to	14
Other	3	to	0
Adjusted EBITDA	$100	to	$112

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

   Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.